Exhibit 16.1

August 3, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are principal accountants for Legacy Housing Corporation (the “Company”) and, completed interim review procedures on the financial statements of the Company as of June 30, 2021 and
September 30, 2021 and for each of the six and nine month periods then ended. We have read the Company's statements included under Item 4.02 of its Form 8-K dated August 3, 2022, and we agree with such statements.

WEAVER AND TIDWELL, L.L.P.